Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Toys“R”Us, Inc.

Kathleen Waugh 973-617-5888/646-366-8823

waughk@toysrus.com

TOYS “R”US, INC. ANNOUNCES DECEMBER 2009 COMPARABLE STORE SALES

4.6% Comparable Store Sales Increase Reported for December in the U.S.

WAYNE, NJ (January 7, 2010) — Today, Toys“R”Us, Inc., the world’s leading dedicated toy and baby products retailer, announced its comparable store sales for the month of December and the 2009 holiday selling season.

For the month of December, the Toys“R”Us, Inc. Domestic division reported a comparable store sales increase of 4.6%, while the International division reported a comparable store sales increase of 1.1%.

“We are very pleased with our December results, which reflect the successful execution of our overall strategy for the holiday selling period,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc. “This strategy focused on our breadth of product assortment, including the hottest toys, a commitment to quality products, providing good value, and offering expert service. Our toy authority position was clear, as consumers turned to us in increasing numbers for their toy buying needs this holiday season.”

This marks the fourth consecutive year the company has delivered positive December results in its Domestic division. Domestic sales trends were relatively similar across all regions of the country. International results varied by country, with relative strength in the U.K. and Canada offset by declines primarily in Japan.

The Domestic division comparable store sales for the nine-week 2009 holiday selling season increased by 3.9%, while for the International division, comparable store sales during the nine-week holiday season decreased by 0.7%. In both cases, the traditional toy categories were relatively strong, while video game systems and related products were relatively weak.

Mr. Storch added, “We are energized by these results. Taken in combination with the continuing good performance of our toy and baby integration strategy, we look forward to the future and the many opportunities that lie ahead as we continue to position the company for long-term growth.”

(The month of December refers to the five-week period from November 29, 2009 to January 2, 2010, as compared to the five-week period from November 30, 2008 to January 3, 2009. The holiday selling season refers to the nine-week period from November 1, 2009 to January 2, 2010, as compared to the nine-week period from November 2, 2008 to January 3, 2009.)

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. It currently sells merchandise in more than 1,550 stores, including 849 Toys“R”Us and Babies“R”Us stores in the United States, and more than 700 international stores in 33 countries, consisting of both licensed and franchised stores. In addition, it owns and operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, it provides shoppers with an unparalleled online selection of distinctive toy and baby products. In addition, the company operates ePregnancy.com, an online resource for parents. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.